Exhibit 99.1

Sterling Bancorp Reports Second Quarter 2024 Financial Results

Southfield, Michigan, July 24, 2024 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•	Net income of $1.3 million, or $0.03 per diluted share
•	Net interest margin of 2.44%
•	Nonperforming loans of $12.2 million, 0.97% of total loans and 0.51% of total assets
•	Provision for (recovery of) credit losses of $(2.1) million; ratio of allowance for credit losses to total loans of 2.18%
•	Non-interest expense of $14.9 million
•	Shareholders’ equity of $328.9 million
•	Company’s consolidated and Bank’s leverage ratio of 14.26% and 13.80%, respectively
•	Total deposits of $2.0 billion
•	Total gross loans of $1.3 billion

The Company reported net income of $1.3 million, or $0.03 per diluted share, for the quarter ended June 30, 2024, compared to a net loss of $(0.2) million, or $(0.00) per diluted share, for the quarter ended March 31, 2024.

“Our focus remains fixed on protecting book value and Sterling’s financial position while we continue to explore opportunities to prudently reposition the Company and increase net income. The margin compression experienced by Sterling is generally consistent with what is being felt in much of the community banking industry. Additionally, our substantial level of liquidity continues to exert some downward pressure on earnings. Credit quality remains strong as do our capital ratios. The capital markets have seen some welcome signs of life and recent activity continues to encourage us to maintain the course of action that we are on. Deposit levels remain essentially flat which is our preferred position at this time. While the residential portfolio continues to decline through prepayments and amortization, we are seeing some growth in our commercial portfolio as several very attractive opportunities have come to fruition,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets were $2.4 billion at June 30, 2024, a decrease of $39.8 million, or 2%, from March 31, 2024.

Cash and due from banks decreased $46.4 million, or 7%, to $599.8 million at June 30, 2024 compared to $646.2 million at March 31, 2024. Debt securities increased $47.1 million, or 12%, to $441.9 million at June 30, 2024. All debt securities are available for sale, have a relatively short duration and are considered part of our liquid assets.

Total gross loans of $1.3 billion at June 30, 2024 decreased $39.0 million, or 3%, from March 31, 2024. Residential real estate loans were $972.3 million, a decrease of $68.1 million from March 31, 2024. Commercial real estate loans were $277.3 million, an increase of $32.7 million from March 31, 2024.

Total Deposits – Total deposits were $2.0 billion at June 30, 2024, an increase of $7.6 million from March 31, 2024. Money market, savings and NOW deposits were $1.1 billion, an increase of $3.9 million from March 31, 2024. Time deposits were $905.2 million, an increase of $4.2 million from March 31, 2024. Noninterest-bearing deposits were $32.2 million at June 30, 2024 compared to $32.7 million at March 31, 2024. Total estimated uninsured deposits to total deposits were approximately 22% at June 30, 2024, March 31, 2024 and December 31, 2023. Our current strategy is to continue to offer competitive interest rates on our deposit products to maintain our existing customer deposit base and maintain our liquidity.

Federal Home Loan Bank Borrowings – In May 2024 the Company repaid with existing cash $50.0 million of a long-term fixed rate borrowing that the Federal Home Loan Bank called, as expected.

Capital – Total shareholders’ equity was $328.9 million at June 30, 2024, an increase of $1.6 million compared to $327.3 million at March 31, 2024.

At June 30, 2024, the consolidated Company’s and Bank’s leverage ratios were 14.26% and 13.80%, respectively. Both the Company and the Bank are required to maintain a Tier 1 leverage ratio of greater than 9.0% to have satisfied the minimum regulatory capital requirements as well as the capital ratio requirements to be considered well capitalized for regulatory purposes.

Asset Quality and Provision for (Recovery of) Credit Losses – A provision for (recovery of) credit losses of $(2.1) million was recorded for the second quarter of 2024 compared to a provision for credit losses of $41 thousand for the first quarter of 2024. In the second quarter of 2024, the recovery of credit losses related to loans of $(2.1) million was primarily the result of a reduction in the allowance for credit losses on our residential loans due to a decline in this portfolio and lower future loss rates on one of our residential loan products. A recovery of credit losses related to loans of $(0.1) million was recorded in the first quarter of 2024. A provision for credit losses on unfunded commitments was recorded for the three months ended June 30, 2024 and March 31, 2024 of $0.1 million and $0.2 million, respectively. The allowance for credit losses at June 30, 2024 was $27.6 million, or 2.18% of total loans, compared to $29.3 million, or 2.24% of total loans, at March 31, 2024.

Net charge offs (recoveries) during the second quarter of 2024 and first quarter of 2024 were $(0.4) million and $0, respectively.

Nonperforming loans, comprised primarily of nonaccrual residential real estate loans, totaled $12.2 million, or 0.51% of total assets at June 30, 2024, compared to $9.3 million, or 0.39% of total assets at March 31, 2024. Nonperforming loans at June 30, 2024 included a $1.1 million matured commercial real estate loan, which was extended subsequent to the end of the quarter and is included in loans 90 days past due and still accruing.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the second quarter of 2024 was $14.4 million compared to $14.9 million for the first quarter of 2024. The net interest margin was 2.44% and 2.52% for the second and first quarter of 2024, respectively. The decrease in net interest income during the second quarter of 2024 compared to the prior quarter was primarily due to a $1.3 million increase in interest expense on our average balance of interest-bearing deposits since the rate paid during the second quarter of 2024 increased 22 basis points. This decrease was partially offset by a $0.9 million increase in interest income earned on our average balance of investment securities and other interest-earnings assets. Interest income on loans declined $0.3 million in the second quarter of 2024 as compared to the prior quarter as a decline in the average loan portfolio balance of $58.7 million, or 4%, was offset in part by the 18 basis point increase in the yield on the average loan portfolio. The increase in the yield was due primarily to residential mortgage rates resetting in the higher interest rate environment.

Non-Interest Income – Non-interest income for the second quarter of 2024 and first quarter of 2024 was $0.4 million and $0.2 million, respectively, an increase of $0.2 million, primarily due to funds received from the Federal Home Loan Bank based on the performance of loans previously sold to them.

Non-Interest Expense – Non-interest expense of $14.9 million for the second quarter of 2024 reflected a decrease of $0.5 million, or 3%, compared to $15.4 million for the first quarter of 2024. This decrease was primarily due to a $0.3 million decrease in salaries and employee benefits. In the prior quarter, we completed staff reductions in various support positions which resulted in a decline of $0.2 million in salaries and employee benefits expense compared to the first quarter of 2024. Also, favorably impacting the first quarter of 2024 was a reversal of a liability for deferred compensation. In addition, the U.S. Department of Justice advised the Company in May 2024 that it had closed all of its investigations focused on the Bank’s former Advantage Loan Program. Accordingly, we no longer expect to incur any future costs to cooperate with these completed government investigations or in connection with claims for the advancement or reimbursement of legal fees to third parties due to such investigations.

Income Tax Expense (Benefit)– For the three months ended June 30, 2024, the Company recorded an income tax expense of $0.6 million, or an effective tax rate of 33.0%, compared to an income tax (benefit) of $(0.1) million, or an effective tax rate of 34.3%, for the three months ended March 31, 2024. Our effective tax rate varies from the statutory rate primarily due to the impact of non-deductible compensation related expenses.

Mr. O’Brien said, “The year is progressing quickly and we believe there are some hopeful signs of easing inflation, moderating interest rates, and lessening financial stress in the economy. The Company will continue to move forward and explore its opportunities. We believe this is the most prudent course of action given our unique circumstances and the current market dynamics.”

Conference Call and Webcast

Management will host a conference call on Wednesday, July 24, 2024 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended June 30, 2024. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through July 31, 2024 by U.S. callers dialing (877) 344-7529 and international callers dialing (412) 317-0088, using conference ID number 2233158.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in the San Francisco and Los Angeles, California metropolitan areas and New York City. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling offers a range of loan products as well as retail and business banking services. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “believe,” “expect,” “continue,” “will,” “estimate,” “intend,” “plan,” “anticipate,” and “would” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2024, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except per share data)	2024	2024	2023
Net income (loss)	$1,316	$(197)	$2,539
Income (loss) per share, diluted	$0.03	$(0.00)	$0.05
Net interest income	$14,395	$14,934	$16,184
Net interest margin	2.44%	2.52%	2.64%
Non-interest income	$412	$199	$1,911
Non-interest expense	$14,923	$15,392	$17,341
Loans, net of allowance for credit losses	$1,236,687	$1,274,022	$1,449,709
Total deposits	$2,013,465	$2,005,855	$2,041,491
Asset Quality
Nonperforming loans	$12,213	$9,348	$2,095
Allowance for credit losses to total loans	2.18%	2.24%	2.43%
Allowance for credit losses to total nonaccrual loans	249%	314%	1753%
Nonaccrual loans to total loans	0.87%	0.71%	0.14%
Nonperforming loans to total loans	0.97%	0.72%	0.14%
Nonperforming loans to total assets	0.51%	0.39%	0.08%
Net charge offs (recoveries) to average loans during the period	(0.03)%	0.00%	(0.03)%
Provision for (recovery of) credit losses	$(2,079)	$41	$(2,902)
Net charge offs (recoveries)	$(440)	$(0)	$(402)
Performance Ratios
Return on average assets	0.22%	(0.03)%	0.41%
Return on average shareholders' equity	1.62%	(0.24)%	3.24%
Efficiency ratio (1)	100.78%	101.71%	95.83%
Yield on average interest-earning assets	5.75%	5.61%	5.15%
Cost of average interest-bearing liabilities	3.91%	3.66%	2.99%
Net interest spread	1.84%	1.95%	2.16%
Leverage Capital Ratios(2)
Consolidated	14.26%	14.10%	13.44%
Bank	13.80%	13.58%	12.91%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) Leverage capital ratio is Tier 1 (core) capital to average total assets. June 30, 2024 capital ratios are estimated.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2024	2024	change	2023	change	2023	change
Assets
Cash and due from banks	$599,774	$646,168	(7)%	$577,967	4%	$655,391	(8)%
Interest-bearing time deposits with other banks	5,232	5,229	0%	5,226	0%	934	N/M
Debt securities available for sale	441,930	394,852	12%	419,213	5%	334,508	32%
Equity securities	4,637	4,656	(0)%	4,703	(1)%	4,640	(0)%
Loans, net of allowance for credit losses of $27,556, $29,257, $29,404 and $36,153	1,236,687	1,274,022	(3)%	1,319,568	(6)%	1,449,709	(15)%
Accrued interest receivable	8,835	9,195	(4)%	8,509	4%	7,489	18%
Mortgage servicing rights, net	1,392	1,485	(6)%	1,542	(10)%	1,658	(16)%
Leasehold improvements and equipment, net	4,961	5,206	(5)%	5,430	(9)%	5,850	(15)%
Operating lease right-of-use assets	11,481	12,358	(7)%	11,454	0%	13,025	(12)%
Federal Home Loan Bank stock, at cost	18,423	18,923	(3)%	18,923	(3)%	20,288	(9)%
Federal Reserve Bank stock, at cost	9,139	9,096	0%	9,048	1%	—	N/M
Company-owned life insurance	8,818	8,764	1%	8,711	1%	8,605	2%
Deferred tax asset, net	17,923	18,240	(2)%	16,959	6%	18,538	(3)%
Other assets	5,507	6,361	(13)%	8,750	(37)%	11,375	(52)%
Total assets	$2,374,739	$2,414,555	(2)%	$2,416,003	(2)%	$2,532,010	(6)%

Liabilities
Noninterest-bearing deposits	$32,167	$32,680	(2)%	$35,245	(9)%	$44,799	(28)%
Interest-bearing deposits	1,981,298	1,973,175	0%	1,968,741	1%	1,996,692	(1)%
Total deposits	2,013,465	2,005,855	0%	2,003,986	0%	2,041,491	(1)%
Federal Home Loan Bank borrowings	—	50,000	(100)%	50,000	(100)%	50,000	(100)%
Subordinated notes, net	—	—	N/M	—	N/M	65,234	(100)%
Operating lease liabilities	12,504	13,407	(7)%	12,537	(0)%	14,176	(12)%
Other liabilities	19,900	18,027	10%	21,757	(9)%	43,433	(54)%
Total liabilities	2,045,869	2,087,289	(2)%	2,088,280	(2)%	2,214,334	(8)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized shares 500,000,000; shares issued and outstanding 52,371,509, 52,046,683, 52,070,361 and 52,081,886	84,323	84,323	0%	84,323	0%	84,323	0%
Additional paid-in capital	17,592	17,173	2%	16,660	6%	15,098	17%
Retained earnings	243,083	241,767	1%	241,964	0%	236,587	3%
Accumulated other comprehensive loss	(16,128)	(15,997)	(1)%	(15,224)	(6)%	(18,332)	12%
Total shareholders’ equity	328,870	327,266	0%	327,723	0%	317,676	4%
Total liabilities and shareholders’ equity	$2,374,739	$2,414,555	(2)%	$2,416,003	(2)%	$2,532,010	(6)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	%	June 30,	%	June 30,	June 30,	%
(dollars in thousands, except per share amounts)	2024	2024	change	2023	change	2024	2023	change
Interest income
Interest and fees on loans	$20,620	$20,969	(2)%	$21,892	(6)%	$41,589	$44,052	(6)%
Interest and dividends on investment securities and restricted stock	4,758	4,018	18%	2,666	78%	8,776	5,122	71%
Interest on interest-bearing cash deposits	8,486	8,295	2%	7,002	21%	16,781	11,809	42%
Total interest income	33,864	33,282	2%	31,560	7%	67,146	60,983	10%
Interest expense
Interest on deposits	19,350	18,100	7%	13,337	45%	37,450	23,146	62%
Interest on Federal Home Loan Bank borrowings	119	248	(52)%	248	(52)%	367	493	(26)%
Interest on Subordinated Notes	—	—	N/M	1,791	(100)%	—	3,484	(100)%
Total interest expense	19,469	18,348	6%	15,376	27%	37,817	27,123	39%
Net interest income	14,395	14,934	(4)%	16,184	(11)%	29,329	33,860	(13)%
Provision for (recovery of) credit losses	(2,079)	41	N/M	(2,902)	28%	(2,038)	(2,228)	9%
Net interest income after provision for (recovery of) credit losses	16,474	14,893	11%	19,086	(14)%	31,367	36,088	(13)%
Non-interest income
Service charges and fees	92	87	6%	78	18%	179	172	4%
Loss on sale of investment securities	—	—	N/M	—	N/M	—	(2)	100%
Gain on sale of loans held for sale	—	—	N/M	1,720	(100)%	—	1,695	(100)%
Unrealized loss on equity securities	(19)	(47)	60%	(71)	73%	(66)	—	N/M
Net servicing income	46	75	(39)%	102	(55)%	121	161	(25)%
Income earned on company-owned life insurance	84	83	1%	81	4%	167	161	4%
Other	209	1	N/M	1	N/M	210	2	N/M
Total non-interest income	412	199	N/M	1,911	(78)%	611	2,189	(72)%
Non-interest expense
Salaries and employee benefits	8,196	8,460	(3)%	9,274	(12)%	16,656	18,684	(11)%
Occupancy and equipment	2,005	2,084	(4)%	2,051	(2)%	4,089	4,163	(2)%
Professional fees	2,147	2,182	(2)%	3,521	(39)%	4,329	6,742	(36)%
FDIC insurance	262	262	0%	263	(0)%	524	520	1%
Data processing	742	733	1%	754	(2)%	1,475	1,492	(1)%
Other	1,571	1,671	(6)%	1,478	6%	3,242	3,577	(9)%
Total non-interest expense	14,923	15,392	(3)%	17,341	(14)%	30,315	35,178	(14)%
Income (loss) before income taxes	1,963	(300)	N/M	3,656	(46)%	1,663	3,099	(46)%
Income tax expense (benefit)	647	(103)	N/M	1,117	(42)%	544	1,063	(49)%
Net income (loss)	$1,316	$(197)	N/M	$2,539	(48)%	$1,119	$2,036	(45)%

Income (loss) per share, basic and diluted	$0.03	$(0.00)		$0.05		$0.02	$0.04
Weighted average common shares outstanding:
Basic	50,920,703	50,843,106		50,672,461		50,881,905	50,559,092
Diluted	51,349,764	50,843,106		50,778,213		51,326,379	50,705,998

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,006,040	$17,007	6.76%	$1,064,200	$17,197	6.46%	$1,277,408	$18,250	5.71%
Commercial real estate	252,380	3,252	5.15%	246,423	3,213	5.22%	224,836	2,787	4.96%
Construction	4,997	130	10.41%	7,246	242	13.36%	31,819	820	10.31%
Commercial and industrial	10,855	231	8.51%	15,087	317	8.40%	2,255	35	6.21%
Total loans	1,274,272	20,620	6.47%	1,332,956	20,969	6.29%	1,536,318	21,892	5.70%
Securities, includes restricted stock(2)	464,404	4,758	4.10%	437,712	4,018	3.67%	375,094	2,666	2.84%
Other interest-earning assets	618,846	8,486	5.49%	601,791	8,295	5.51%	541,887	7,002	5.17%
Total interest-earning assets	2,357,522	33,864	5.75%	2,372,459	33,282	5.61%	2,453,299	31,560	5.15%
Noninterest-earning assets
Cash and due from banks	3,391			4,643			4,233
Other assets	29,717			29,521			27,645
Total assets	$2,390,630			$2,406,623			$2,485,177
Interest-bearing liabilities
Money market, savings and NOW	$1,062,347	$9,827	3.71%	$1,074,937	$9,655	3.60%	$980,359	$6,270	2.57%
Time deposits	911,466	9,523	4.19%	884,115	8,445	3.83%	969,938	7,067	2.92%
Total interest-bearing deposits	1,973,813	19,350	3.93%	1,959,052	18,100	3.71%	1,950,297	13,337	2.74%
FHLB borrowings	24,176	119	1.95%	50,000	248	1.96%	50,000	248	1.96%
Subordinated notes, net	—	—	0.00%	—	—	0.00%	65,245	1,791	10.86%
Total borrowings	24,176	119	1.95%	50,000	248	1.96%	115,245	2,039	7.00%
Total interest-bearing liabilities	1,997,989	19,469	3.91%	2,009,052	18,348	3.66%	2,065,542	15,376	2.99%
Noninterest-bearing liabilities
Demand deposits	31,930			35,348			44,005
Other liabilities	33,361			34,924			61,487
Shareholders' equity	327,350			327,299			314,143
Total liabilities and shareholders' equity	$2,390,630			$2,406,623			$2,485,177
Net interest income and spread(2)		$14,395	1.84%		$14,934	1.95%		$16,184	2.16%
Net interest margin(2)			2.44%			2.52%			2.64%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

	Six Months Ended
	June 30, 2024			June 30, 2023
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,035,121	$34,204	6.61%	$1,321,858	$36,764	5.56%
Commercial real estate	249,402	6,465	5.18%	224,383	5,383	4.80%
Construction	6,122	372	12.15%	36,601	1,854	10.13%
Commercial and industrial	12,971	548	8.45%	1,821	51	5.60%
Total loans	1,303,616	41,589	6.38%	1,584,663	44,052	5.56%
Securities, includes restricted stock(2)	451,059	8,776	3.89%	370,744	5,122	2.76%
Other interest-earning assets	610,318	16,781	5.50%	477,186	11,809	4.95%
Total interest-earning assets	2,364,993	67,146	5.68%	2,432,593	60,983	5.01%
Noninterest-earning assets
Cash and due from banks	4,018			4,353
Other assets	29,616			27,349
Total assets	$2,398,627			$2,464,295
Interest-bearing liabilities
Money market, savings and NOW	$1,068,642	$19,482	3.66%	$990,874	$10,884	2.22%
Time deposits	897,791	17,968	4.01%	935,605	12,262	2.64%
Total interest-bearing deposits	1,966,433	37,450	3.82%	1,926,479	23,146	2.42%
FHLB borrowings	37,088	367	1.98%	50,000	493	1.99%
Subordinated notes, net	—	—	0.00%	65,255	3,484	10.62%
Total borrowings	37,088	367	1.96%	115,255	3,977	6.86%
Total interest-bearing liabilities	2,003,521	37,817	3.79%	2,041,734	27,123	2.68%
Noninterest-bearing liabilities
Demand deposits	33,639			47,127
Other liabilities	34,142			61,892
Shareholders' equity	327,325			313,542
Total liabilities and shareholders' equity	$2,398,627			$2,464,295
Net interest income and spread(2)		$29,329	1.89%		$33,860	2.33%
Net interest margin(2)			2.48%			2.78%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2024	2024	change	2023	change	2023	change
Residential real estate	$972,326	$1,040,464	(7)%	$1,085,776	(10)%	$1,214,439	(20)%
Commercial real estate	277,273	244,546	13%	236,982	17%	221,658	25%
Construction	5,050	4,915	3%	10,381	(51)%	31,978	(84)%
Commercial and industrial	9,593	13,348	(28)%	15,832	(39)%	17,772	(46)%
Other consumer	1	6	(83)%	1	0%	15	(93)%
Total loans held for investment	1,264,243	1,303,279	(3)%	1,348,972	(6)%	1,485,862	(15)%
Less: allowance for credit losses	(27,556)	(29,257)	(6)%	(29,404)	(6)%	(36,153)	(24)%
Loans, net	$1,236,687	$1,274,022	(3)%	$1,319,568	(6)%	$1,449,709	(15)%

Sterling Bancorp, Inc.

Allowance for Credit Losses - Loans (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2024	2024	2023	2023
Balance at beginning of period	$29,257	$29,404	$34,267	$38,565
Provision for (recovery of) credit losses	(2,141)	(147)	(4,927)	(2,814)
Charge offs	—	—	—	—
Recoveries	440	—	64	402
Balance at end of period	$27,556	$29,257	$29,404	$36,153

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2024	2024	change	2023	change	2023	change
Noninterest-bearing deposits	$32,167	$32,680	(2)%	$35,245	(9)%	$44,799	(28)%
Money Market, Savings and NOW	1,076,079	1,072,179	0%	1,095,521	(2)%	1,015,394	6%
Time deposits	905,219	900,996	0%	873,220	4%	981,298	(8)%
Total deposits	$2,013,465	$2,005,855	0%	$2,003,986	0%	$2,041,491	(1)%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2024	2024	2023	2023
Nonaccrual loans(1)
Residential real estate	$11,049	$9,318	$8,942	$2,062
Loans past due 90 days or more and still accruing interest	1,164	30	31	33
Nonperforming loans	$12,213	$9,348	$8,973	$2,095
Total loans (1)	$1,264,243	$1,303,279	$1,348,972	$1,485,862
Total assets	$2,374,739	$2,414,555	$2,416,003	$2,532,010
Allowance for credit losses to total loans	2.18%	2.24%	2.18%	2.43%
Allowance for credit losses to total nonaccrual loans	249%	314%	329%	1753%
Nonaccrual loans to total loans	0.87%	0.71%	0.66%	0.14%
Nonperforming loans to total loans	0.97%	0.72%	0.67%	0.14%
Nonperforming loans to total assets	0.51%	0.39%	0.37%	0.08%
Net charge offs (recoveries) to average loans during the period	(0.03)%	0.00%	0.00%	(0.03)%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.